Exhibit 99.1
DigitalOcean to Acquire Cloudways
Acquisition will enhance offerings for small to medium-sized businesses
Transaction accelerates revenue growth, increases high spend customers by 18% and is neutral to operating profit and free cash flow margins

NEW YORK, August 23, 2022 – DigitalOcean Holdings, Inc. (NYSE:DOCN), the cloud for developers, startups and SMBs, has entered into an agreement to acquire Cloudways, a leading managed cloud hosting and software as a service (SaaS) provider for SMBs. The acquisition will simplify workflows for small to medium-sized businesses that are looking for easier ways to build and scale their digital businesses.

Cloudways provides simple onboarding and day-to-day management that is purpose-built for certain SMBs looking to outsource their on-ramp to the internet, helping them offload the complexities of cloud infrastructure so they can spend more time running and scaling their businesses. The acquisition of Cloudways expands DigitalOcean’s serviceable market within global SMBs and increases options for digital agencies, eCommerce sites, bloggers, freelance developers and builders hosting on WordPress, PHP and Magento. WordPress is the most popular content management system (CMS) and, according to W3Techs, it powers 43% of all websites on the internet.

Entrepreneurs and SMBs choose Cloudways to optimize the performance, value, support, reliability and flexibility of their infrastructure and application management. As a result, they can save time and money while they grow their businesses. Cloudways provides a differentiated offering with an open and flexible platform, an incredible price-to-performance ratio and superior customer experience.

DigitalOcean and Cloudways have been close partners since 2014 — Cloudways currently relies on DigitalOcean infrastructure to power approximately 50% of its customers. Cloudways serves an international and growing customer base with an industry-leading NPS score of 71. Together, DigitalOcean and Cloudways will serve over 124,000 customers paying over $50 per month, representing approximately 84% of the pro forma company’s total revenue.

“SMBs represent more than 50% of global gross domestic product (GDP) and spend $70 billion on cloud infrastructure today. With this acquisition, we are making it easier to launch, build and scale a business on DigitalOcean,” said Yancey Spruill, CEO at DigitalOcean. “Cloudways and DigitalOcean share values around simplicity, community, openness and support that are vital attributes to how we differentiate in the marketplace. Together, we will be focused on providing a simple, easy, intuitive and trusted platform to better serve SMBs so they can build their businesses and pursue their dreams of entrepreneurship.”

Cloudways has built a rapidly growing business generating free cash flow in addition to impressive customer metrics. Spruill continued, “Importantly, we are excited to add Cloudways to the DigitalOcean family as they not only share our vision for the SMB market opportunity but are also a Rule of 50 business that shares our commitment to delivering compelling returns for our investors.”

“We have worked closely with the DigitalOcean team since 2014 and are now incredibly excited to officially be a part of the company,” said Aaqib Gadit, co-founder and CEO at Cloudways. “SMBs love simplicity, performance, predictability, affordability, and great support. Together with DigitalOcean, we can turbocharge our mission of helping SMBs grow through our cloud offerings.”

In addition to expanding DigitalOcean’s technology and tooling, the acquisition of Cloudways also increases DigitalOcean’s global employee base by 30% — adding expertise in key growth areas that will continue to drive productivity and performance across the platform.

Transaction Terms and Expected Financial Contribution
Under the terms of the transaction, DigitalOcean will acquire Cloudways for $350 million in cash, including a significant portion of the consideration to be paid over a 30-month period following the closing.

Cloudways will be accretive to DigitalOcean's revenue growth rate and will not impact the fiscal year 2022 operating profit margin and cash flow margin outlook that was provided on August 8, 2022, as part of the Q2 2022 earnings release. Cloudways is expected to generate more than $52 million in revenue in fiscal 2022, representing a three-year compound annual growth rate in excess of 50%.

The transaction is expected to close in September and DigitalOcean is forecasting for Cloudways to contribute between $13 and $15 million of revenue in fiscal 2022.

For more information on DigitalOcean, visit https://www.digitalocean.com.
About DigitalOcean
DigitalOcean simplifies cloud computing so builders can spend more time creating software that changes the world. With its mission-critical infrastructure and fully managed offerings, DigitalOcean helps developers, startups and small and medium-sized businesses (SMBs) rapidly build, deploy and scale applications to accelerate innovation and increase productivity and agility. DigitalOcean combines the power of simplicity, community, open source and customer support so customers can spend less time managing their infrastructure and more time building innovative applications that drive business growth. For more information, visit digitalocean.com or follow @digitalocean on Twitter.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their use of terms and phrases such as “anticipate,” “enable,” “expect,” “will,” “believe,” “continue” and other similar terms and phrases. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including those factors contained in the “Risk Factors” section of our SEC filings. It is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur.
Media Contact
Spencer Anopol
press@digitalocean.com
Investor Contact
Rob Bradley
investors@digitalocean.com